SCHEDULE 14 INFORMATION
            Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                         Proffitt's, Inc.
                    --------------------------
         (Name of Registrant as Specified in Its Charter)

                         Proffitt's, Inc.
                   ---------------------------
            (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box:)
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1)   Title of each class of securities to which transaction applies:
     ____________________________________________________________

     2)   Aggregate number of securities to which transaction applies:
     ____________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     ____________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
     ____________________________________________________________

     5)   Total fee paid:

     ____________________________________________________________

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     1)   Amount Previously Paid: _______________________

     2)   Form, Schedule or Registration Statement No.: _______________

     3)   Filing party: ______________________

     4)   Date filed: ________________________


                            PROFFITT'S
                           INCORPORATED
                      750 Lakeshore Parkway
                    Birmingham, Alabama 35211
April 30, 1998

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders to be held at 8:30 a.m. Eastern Daylight Time on Wednesday, June 10, 1998, at Proffitt's West Town Mall Store, 7600 Kingston Pike, Knoxville, Tennessee 37919.

The notice of the meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Your vote is very important, and your cooperation in completing, signing, and returning your proxy promptly in the enclosed return envelope will be appreciated.

At the meeting, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to the shareholders.

Shareholders attending the meeting are invited to shop at both our West Town Mall Proffitt's and Parisian stores and will be given a special discount on the day's purchases.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,
/s/ R. Brad Martin
R. Brad Martin
Chairman of the Board and
Chief Executive Officer



                            PROFFITT'S
                           INCORPORATED
                      750 Lakeshore Parkway
                    Birmingham, Alabama 35211


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Proffitt's, Inc.:

Notice is hereby given that the Annual Meeting of the Shareholders of Proffitt's, Inc. (the "Company") will be held at 8:30 a.m. Eastern Daylight Time on Wednesday, June 10, 1998, at Proffitt's West Town Mall Store, 7600 Kingston Pike, Knoxville, Tennessee 37919, for the following purposes:

     1. To elect five Directors to hold office for the terms specified or until their respective successors have been elected and qualified;

     2.   To approve the Proffitt's, Inc. 1998 Senior Executive
          Bonus Plan;

     3. To ratify the appointment of Coopers & Lybrand as the Company's independent accountants for the current fiscal year ending January 30, 1999; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 20, 1998 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person.

                              By order of the Board of Directors,

                              /s/ Julia Bentley
                              Julia Bentley
                              Secretary
                              April 30, 1998




WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE
URGED TO MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT
PROMPTLY IN THE ENVELOPE PROVIDED.



                            PROFFITT'S
                           INCORPORATED
                      750 Lakeshore Parkway
                    Birmingham, Alabama 35211

             Information Concerning the Solicitation

This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the "Annual Meeting") of Proffitt's, Inc.
("Proffitt's" or the "Company"), a Tennessee corporation, to be held on June 10, 1998.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. Certain Directors, officers, and employees of the Company may solicit proxies by telephone, telecopier, telegram, mail, or personal contact. In addition, the Company has retained Georgeson & Company, Inc., New York, New York, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $8,000, plus reimbursement of expenses. Arrangements will be made with brokers, nominees, and fiduciaries to send proxies and proxy materials at the Company's expense to their principals. The proxy materials are first being mailed to shareholders on or about May 1, 1998.

A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. Attendance at the Annual Meeting by a shareholder who has given a proxy will not have the effect of revoking it unless he or she gives such written notice of revocation to the Secretary before the proxy is voted. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The nominees for Director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. Abstentions and broker non-votes have no affect on the plurality vote for the election of Directors. All other matters will be approved if the votes cast favoring the action exceed the votes opposing the action.

                  Outstanding Voting Securities

Only shareholders of record at the close of business on April 20, 1998 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 89,637,101 shares of Common Stock. Each share has one vote.

Listed in the following table are the number of shares owned by each Director, certain executive officers, and all Directors and officers of the Company as a group as of March 16, 1998. The table also includes the beneficial owners as of March 16, 1998 of more than 5% of the Company's outstanding Common Stock who are known to the Company.



      Name of Beneficial Owner             Total Shares        Percentage of
      (and Address if "Beneficial           Beneficially       Common Stock
       Ownership" Exceeds 5%)                Owned (1)           Ownership
      ------------------------              -----------         -----------
Directors:
  Bernard E. Bernstein                         34,402(2)               *
  Stanton J. Bluestone                        508,058                  *
  John W. Burden, III                           7,687                  *
  Edmond D. Cicala                             21,007                  *
  Ronald de Waal                            2,506,230              2.80%
  Gerard K. Donnelly                            7,912                  *
  Donald F. Dunn                               19,554                  *
  Julius W. Erving                              3,349                  *
  Michael S. Gross                              6,189                  *
  Donald E. Hess                              815,328(3)               *
  G. David Hurd                                15,248                  *
  R. Brad Martin                            2,681,083(4)           2.98%
  C. Warren Neel                               16,737                  *
  Marguerite W. Sallee                          5,200                  *
  Gerald Tsai, Jr.                             12,000                  *

Named Executive Officers:
  James A. Coggin                             207,413                  *
  Douglas E. Coltharp                          80,500(7)            1.0*
  Brian J. Martin                             104,413(8)               *
  Robert M. Mosco                             372,208(5)               *

All Directors and Officers
as a group (21 persons)                     7,612,507              8.36%

Other 5% Owner:
  Fidelity Management and                  13,364,166(6)          14.93%
  Research Corporation                      1,698,206              6.04%
  82 Devonshire Street
  Boston, Massachusetts
______________________________
* Owns less than 1% of the total outstanding Common Stock of the Company.
(1)Includes shares that the following persons have a right to acquire within sixty days after March 16, 1998 through the exercise of stock options: Bernstein (6,000), Bluestone (502,000), Cicala (4,000), de Waal (7,000), Donnelly (5,340), Dunn (5,340), Erving
(400), Gross (4,000), Hurd (5,340), R. Brad Martin (582,000), Neel
(6,000), Sallee (1,200), Tsai (6,000), Coggin (68,000), Coltharp
(28,000), Brian J. Martin (50,000), and Mosco (226,211).

(2)Includes 6,000 shares owned by the Bernard E. Bernstein Defined Benefit Pension Plan.

(3)Includes: (i) 361,816 shares owned directly by Mr. Hess, (ii) 348,444 shares held by Mr. Hess as trustee or co-trustee for his children, and (iii) 105,068 shares held by him as trustee for the children of his sister, Jo Ann H. Morrison. Does not include: (i) 4,580 shares owned directly by his wife, (ii) 14,660 shares held by his wife as co-trustee for one of their children, and (iii) 176,116 shares held by another individual as trustee for Mr. Hess' children, with respect to which shares Mr. Hess disclaims beneficial ownership.

(4)Includes: (i) 20,227 shares held by the RBM Family Limited Partnership, (ii) 3,750 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (iii) 230,000 shares held by Mr. Martin as trustee or co-trustee for his children, (iv) 13,880 shares owned by the R. Brad and Jean L. Martin Family Foundation, (v) 25,000 shares of restricted stock which will fully vest by January 30, 2001, and (vi) 200,000 shares of restricted stock, the restrictions on which lapse based on performance measurements and length of service.

(5)Excludes 32,564 shares reserved by the Company for issuance to Mr. Mosco with respect to a deferred compensation arrangement.

(6)Based solely on information provided by the beneficial owner, as of March 20, 1998.


                      ELECTION OF DIRECTORS
                         (Proposal No. 1)

The Company's Charter, as amended, provides that the Board of Directors be divided into three classes, designated as Class I, Class II, and Class III. The terms of Class I, II, and III will expire in 2001, 1999, and 2000, respectively. Concurrent with the Annual Meeting, the Board of Directors will reduce the size of the Board from 15 to 13. The Board of Directors proposes the election of four Directors to Class I and one Director to Class II. These five Directors, together with the eight Directors whose terms continue beyond this year's Annual Meeting, will comprise the Board of Directors. Two Directors, Gerard K. Donnelly and Donald F. Dunn, were elected as Class I Directors at the June 1997 Annual Meeting. Their terms expire concurrent with the June 1998 Annual Meeting. Both Mr. Donnelly and Mr. Dunn will retire from the Company's Board at that time. Each Director will hold office for the term specified and until his or her successor is elected and qualified. Each Director nominee is currently a Director. Unless otherwise instructed by the shareholder, the persons named in the enclosed form of proxy intend to vote for the election of the persons listed in this proxy statement. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the persons named in the proxy.

Nominees for the term expiring in 2001 (Class I): Bernard E.
Bernstein, Stanton J. Bluestone, Julius W. Erving, and Donald E.
Hess. Nominee for the term expiring in 1999 (Class II): John W.
Burden, III.

We have provided below certain information about the nominees and Directors. The business association as shown has been continued for more than five years unless otherwise noted.

                                                              Director
Name, Principal Occupation, and Directorship           Age     Since
--------------------------------------------         ------    ------
NOMINEES FOR DIRECTOR
Class I (terms expiring in 2001):
Bernard E. Bernstein                                   67       1987
Partner in the Knoxville, Tennessee
law firm of Bernstein, Stair & McAdams.

Stanton J. Bluestone                                   63       1998
Chairman of the Carson Pirie Scott group of Proffitt's, Inc. since February 1998.
Mr. Bluestone served as Chairman and
Chief Executive Officer of Carson Pirie
Scott & Co. ("Carson's") between March 1996 and January 1998. He was the President and Chief Executive Officer of Carson's between
August 1993 and March 1996 and was President and Acting Chief Executive Officer from May 1991 to August 1993. Mr. Bluestone serves on the Board of Directors of Hills Stores Company.

Julius W. Erving                                        48       1997
President of the Erving Group and Executive
Vice President of the Orlando Magic since
September 1997. Mr. Erving was employed by the National Broadcasting Company between December
1994 and June 1997, and by the National
Basketball Association between 1987 and September
1997. Mr. Erving serves on the Boards of Directors of Converse, Inc., The Sports Authority, and L.C.I.
International.

Donald E. Hess                                         49         1996
Chairman of the Parisian group of Proffitt's, Inc.
Mr. Hess served as President and Chief Executive
Officer of Parisian from 1986 to April 1997. Mr.
Hess serves on the Board of Directors of AmSouth
Bancorporation.

Class II (term expiring in 1999):
John W. Burden, III                                     61       1998
Retail consultant. Mr. Burden was a partner in Retail Options between November 1993 and October
1997. Mr. Burden served as Vice President of
Pelican Palm Realty Corporation, a real estate sales company, between December 1990 and March 1993.
Mr. Burden is the Retired Chairman of Federated
Department Stores, Inc. and Allied Stores Corporation.
He serves on the Boards of Directors of Hills Stores
Company and Chico's, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" THE
ELECTION AS DIRECTORS THE ABOVE LISTED NOMINEES.

CONTINUING DIRECTORS
Class II (terms expiring in 1999):
Edmond D. Cicala                                       72         1987
President of Edmond Enterprises, Inc. Retired
Chairman and Chief Executive Officer of the
Goldsmith's Division of Federated Department
Stores. Mr. Cicala is a Director of
Evans, Inc. and National Commerce Bancorporation.

Michael S. Gross                                       36         1994
Vice President of Apollo Capital Management,
Inc., the general partner of Apollo Advisors, L.P. Mr. Gross serves on the Boards of Directors of Allied Waste Industries, Inc., Converse, Inc.,
Florsheim Group, Inc., Furniture Brands
International, Inc., and Imagyn Medical
Technology, Inc.

G. David Hurd                                          68         1996
Chairman and Chief Executive Officer of The
Principal Financial Group, an insurance and financial services company, from 1989 until his retirement in December 1994. Mr. Hurd is the Emeritus Chairman of The Principal Financial
Group.

Gerald Tsai, Jr.                                       69         1993
Private investor. Mr. Tsai served as Chairman,
President, and Chief Executive Officer of Delta
Life Corporation from February 1993 to October
1997. Mr. Tsai serves on the Boards of Directors of Meditrust, Rite Aid Corporation, Sequa Corporation,
Triarc Companies, Inc., United Rentals, Inc., and Zenith National Insurance Corporation.

Class III (terms expiring in 2000):
Ronald de Waal                                         46         1985
Chairman of We International, B.V., a
Netherlands corporation, which operates more than 250 fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany, and France.

R. Brad Martin                                         46         1984
Chief Executive Officer of the Company since
1989, Chairman of the Board of the Company since
1987, and President from July 1989 until
March 1994 and from September 1994 to March 1995.
Mr. Martin serves on the Boards of Directors of First Tennessee National Corporation and Harrah's
Entertainment, Inc.

C. Warren Neel                                         59         1987
Dean of the College of Business Administration at the University of Tennessee, Knoxville. Dr.
Neel serves on the Boards of Directors of American Healthcorp, Inc., Clayton Homes, Inc.,
O'Charley's, Inc., and The Promus Companies, Inc.

Marguerite W. Sallee                                   52         1996
President and Chief Executive Officer of
CorporateFamily Solutions. Ms. Sallee serves on the Boards of Directors of MagneTek, Inc.
and NationsBank of Tennessee and Kentucky.

             Further Information Concerning Directors

Directors' Fees

Directors who are not officers of the Company each receive an annual fee of $15,000 and $1,000 for attendance at each board meeting or meeting of a committee of which he is a member (or $750 for participation by telephone in a board or committee meeting). Committee chairpersons each receive an additional annual fee of $2,500. Directors are reimbursed for expenses in connection with their services as Directors of the Company. Directors not employed by the Company may elect to: (i) receive fees earned in Company Common Stock, (ii) receive one-half of fees earned in Company Common Stock with the balance in cash, or (iii) participate in the Company's Deferred Compensation Plan for Non-Employed Directors of Proffitt's, Inc. and defer all such compensation in lieu of immediate cash payments. The deferred compensation is tied to the value of the Company's Common Stock.


Pursuant to the Company's 1994 Long-Term Incentive Plan (the "1994 Plan") and the 1997 Stock-Based Incentive Plan (the "1997 Plan"), each non-employee Director of the Company annually is granted a nonqualified stock option to purchase 2,000 shares of Company Common Stock (7,000 shares for the Company's Vice Chairman of the Board). Options are priced at fair market value at the date of grant and vest in one-fifth installments commencing six months from the date of grant (with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the fourth anniversary date of grant. In addition, each non-employee Director has been awarded 2,000 shares of restricted Common Stock which vest in one-tenth installments commencing on the first anniversary of the award date. The Company's Vice Chairman of the Board also receives an annual Common Stock grant of 2,000 shares which vests immediately upon grant.

Committees of the Board of Directors and Meeting Attendance

The Board met seven times during the last fiscal year. Effective June 19, 1997, the Board of Directors established Audit, Human Resources/Option, Strategic Planning/Corporate Governance, and Executive Committees. All Committees except the Executive Committee are comprised of non-employee Directors. Each non-employee Director is required to serve on at least one Board Committee.

The Audit Committee includes C. Warren Neel (Chairman), Bernard E. Bernstein, and Gerard K. Donnelly. The Committee met three times during the last fiscal year. The Audit Committee: (i) recommends the appointment of the Company's independent accountants; (ii) reviews the scope, results, and recommendations of the audits conducted by the independent accountants and the internal auditors;
(iii) oversees the scope and adequacy of the Company's internal accounting controls and record-keeping systems; (iv) reviews the objectivity, effectiveness, and resources of the internal audit function, which reports directly to the Committee; (v) confers independently with the independent accountants and internal auditors; (vi) reviews the nature and scope of non-audit services to be performed by independent accountants or consultants; (vii) determines the appropriateness of fees for audit and non-audit services performed by the independent accountants; and (viii) determines when it is appropriate to accept proposals from different independent accountants for audit and non-audit services to be performed.

The Human Resources/Option Committee includes Edmond D. Cicala (Chairman), Donald F. Dunn, Julius W. Erving, Marguerite W. Sallee, and Gerald Tsai, Jr. The Committee met four times during the last fiscal year. The Committee: (i) evaluates the performance of the Chief Executive Officer ("CEO") annually; (ii) reviews and recommends to the Board salary and incentive compensation, including bonus, stock options, and stock grants, for the CEO;
(iii) reviews the salaries and incentive compensation for certain senior corporate officers and executives; (iv) reviews and approves the incentive compensation programs; (v) reviews and makes decisions regarding the structure of and awards granted under the Company's stock option and incentive plans; and (vi) recommends Director compensation to the Board.

The Strategic Planning/Corporate Governance Committee includes Ronald de Waal (Chairman), John W. Burden, III, Michael S. Gross, and G. David Hurd. The Committee met for the first time in March 1998. The Committee: (i) reviews the Company's strategic plan with management and coordinates presentation of the strategic plan to the full Board; (ii) assesses Board and Committee effectiveness;
(iii) screens and recommends new Director candidates; and (iv) provides counsel to the Chairman of the Board on Committee composition. The Committee does not consider nominees for Director recommended by shareholders.

The Executive Committee includes R. Brad Martin (Chairman), Edmond
D. Cicala, Ronald de Waal, and C. Warren Neel. The Committee acted by unanimous written consent ten times during the last fiscal year. The Executive Committee exercises all of the powers of the full Board of Directors (with certain specified exceptions required by law) during intervals between full Board meetings.

Prior to June 19, 1997, the Company had standing Audit, Human
Resources/Compensation, and Nominating Committees.

All Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee(s) on which he or she served, except for Mr. Erving and Mr. Hess. Mr. Erving and Mr. Hess each were unable to participate in one telephonic Board meeting and one regular Board meeting due to unavoidable personal conflicts. The overall average percentage for all Directors' meeting attendance was 91%.


                      Executive Compensation

Summary Compensation Table

The following table sets forth, for the fiscal years ended January 31, 1998 ("1997"), February 1, 1997 ("1996"), and February 3, 1996
("1995"), the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, as to the Company's Chief Executive Officer and to each of the other four highest compensated executive officers ("Named Officers"). As used in this Proxy Statement, the term "executive officer" has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934. As a consequence, the table is not a list of the most highly compensated employees of the Company.

                                                                                 Long-Term
                                  Annual Compensation                      Compensation Awards
                        ---------------------------------------      --------------------------------
                                                                                               All
                                                        Other       Restricted   Securities   Other
                                                        Annual         Stock     Underlying Compensa-
Name &                             Salary    Bonus   Compensation     Award(s)     Options    tion
Principal Position       Year      ($)       ($) (1)      ($)          ($)       Granted (#)    ($)
------------------        ----- ---------    --------  ----------    ----------   ----------- ---------

R. Brad Martin            1997      613,474 1,629,882(2) 134,282(3) 1,223,968(4)(5)  400,000    19,742(6)
Chairman of the Board     1996      536,031   606,882(7)  27,700(3)   664,589(4)(8)              7,800(6)
and Chief Executive       1995      445,833   233,250(9)  27,700(3)   312,000  (10)   40,000     7,140(6)
Officer

James A. Coggin           1997      508,667   440,945(2)              587,500(4)(5)
President and Chief       1996      450,000   375,200(7)              362,500(4)(8)
Operating Officer         1995      358,333   108,600(9)                              40,000

Robert M. Mosco(11)       1997      510,090      300,000              538,532(4)(5)            50,000(12)
President and Chief       1996      450,000      229,167                 151,036(4)  120,000   37,500(12)
Executive Officer of      1995
Proffitt's Merchand-
ising Group

Douglas E. Coltharp(11)   1997      281,318      134,063              514,063(4)(5)
Executive Vice Pres-      1996       28,205                                           70,000  239,688(13)
ident and Chief Finan-    1995
cial Officer

Brian J. Martin           1997      250,333      128,500              470,000(4)(5)
Executive Vice Pres-      1996      213,981      108,500              199,375(4)(8)   30,000  164,875(12)
ident of Law and          1995      150,648       30,000                              20,000
General Counsel


(1) Amounts awarded under the Company's incentive compensation plans and arrangements for the respective fiscal years, even if deferred.

(2) Includes stock grants to R. Brad Martin ("Martin") and Coggin of 40,000 and 5,000 shares of Proffitt's Common Stock, respectively. These grants were priced as of January 31, 1998 and were valued at $1,175,000 and $146,875 for Martin and Coggin, respectively (at a market price of $29.375).

(3) In February 1989, the Company entered into a compensation agreement with Martin which provided for a $500,000 interest-free loan due January 31, 1999 or upon Martin's termination of employment with the Company. Pursuant to Martin's amended employment agreement, beginning in 1997, one-fifth of the loan balance is being forgiven annually. Other Annual Compensation represents one-fifth of the principal balance being forgiven and imputed interest on that interest-free loan.

(4) In 1996, Martin, Coggin, Mosco, and Brian Martin were granted 50,000, 30,000, 25,000, and 18,000 shares of Company Common Stock under a Restricted Stock Grant Agreement under the Company's 1994 Long-Term Incentive Plan. Restrictions lapse as a function of the Company achieving certain performance goals and time. Shares shall be earned ("Earned Shares") on the basis of achieving these goals for 1996, 1997, and 1998. Restrictions shall be removed from 25% of such Earned Shares at the time they are earned, and restrictions shall be removed from an additional 25% of such Earned Shares at the end of each of the following three years. In 1996, 16,667, 10,000, 8,333, and 6,000 shares were earned for Martin, Coggin, Mosco, and Brian Martin, respectively. As of February 1, 1997, the market price of the Common Stock was $18.125, and the value of the shares earned was $302,089, $181,250, $151,036, and $108,750 for
Martin, Coggin, Mosco, and Brian Martin, respectively, as of that date. In late 1996, Coltharp was granted 15,000 shares of Company Common Stock under a Restricted Stock Grant Agreement. In 1997, 16,667, 10,000, 8,333, 5,000, and 6,000 shares were earned for
Martin, Coggin, Mosco, Coltharp, and Brian Martin, respectively. As of January 31, 1998, the market price of the Common Stock was $29.375, and the value of the shares earned was $489,593, $293,750, $244,782, $146,875, and $176,250 for Martin, Coggin, Mosco,
Coltharp, and Brian Martin, respectively. The value of the Earned Shares is included in total Restricted Stock Awards, even if not fully vested.

(5) Includes restricted stock awards of 25,000, 10,000, 10,000, 12,500, and 10,000 for Martin, Coggin, Mosco, Coltharp, and Brian Martin, respectively, which were granted at the market price of $29.375 on the January 30, 1998 date of grant (valued at $734,375, $293,750, $293,750, $367,188, and $293,750 for Martin, Coggin,
Mosco, Coltharp, and Brian Martin, respectively). 25% of these awards vest on the date of grant, with 25% vesting on the following three anniversary dates.
(6) Economic benefit of split dollar life insurance policy for 1995 and 1996. Economic benefit of split dollar life insurance policy ($9,480) and estate planning services ($10,262) for 1997, which was payable under Martin's amended employment agreement.

(7) Includes stock grants to Martin and Coggin of 10,000 and 5,000 shares of Proffitt's Common Stock, respectively. These grants were priced as of April 9, 1997 and were valued at $190,000 and $95,000 for Martin and Coggin, respectively (at a market price of $19.00).

(8) Includes restricted stock awards of 20,000, 10,000, and 5,000 shares of Proffitt's Common Stock for Martin, Coggin, and Brian Martin, respectively, which were granted at the market price of $18.125 on the January 31, 1997 date of grant (valued at $362,500, $181,250, and $90,625 for Martin, Coggin, and Brian Martin, respectively). The awards fully vested one year from the date of grant.

(9) Includes stock grants to Martin and Coggin of 10,000 and 3,000 shares of Proffitt's Common Stock, respectively, which were granted at the market price of $16.125 on the March 21, 1996 date of grant (valued at $161,250 and $48,375 for Martin and Coggin, respectively).

(10) Represents a restricted stock award of 26,000 shares of Proffitt's Common Stock which was granted at the market price of $12.00 on the February 12, 1996 date of grant. The award fully vested one year from the date of grant.

(11) The initial date of employment with the Company for Mosco was February 3, 1996 and for Coltharp was November 25, 1996.

(12) Relocation reimbursements and bonuses.

(13) Initial bonus comprised of $150,000 in cash compensation and a stock grant of 5,000 shares of Proffitt's Common Stock which was granted at the market price of $17.9375 on the January 3, 1997 date of grant (valued at $89,688).

Note 1: As of January 31, 1998, the number and value (based on the $29.375 closing price of Common Stock as of January 31, 1998) of shares of restricted stock held by each of the Named Officers were as follows: Martin, 206,251 shares ($6,058,623); Coggin, 105,000 shares ($3,084,375); Mosco, 101,252 shares ($2,974,278); Coltharp,
43,125 shares ($1,266,797); and Brian Martin, 41,000 shares
($1,204,375).

Note 2: All Common Stock amounts reflect the 2-for-1 stock split effected in October 1997.

Employment Contracts

All of the Named Officers and certain other officers have employment agreements with the Company. All agreements fix the Named Officers' minimum base compensation for the fiscal year and provide for participation by such officers in employment benefit plans as the Company may adopt. The current agreement for Martin expires on February 2, 2003 and the current agreements for Coggin, Mosco, Coltharp, and Brian Martin expire on February 2, 2001. Under the terms of each agreement, each Named Officer is entitled to receive his base salary for the remainder of his employment period in the event he is terminated without cause. If the termination is involuntary and due to a change in control or a potential change in control, he is entitled to receive his base salary then in effect for the greater of the remaining term of his agreement or twenty-four months (thirty-six months in the case of Coltharp). Annual base salaries currently in effect are as follows: Martin, $825,000; Coggin, $700,000; Mosco, $700,000; Coltharp, $350,000;
and Brian Martin, $350,000. A "Change in Control" is defined as:
(i) the acquisition of 25% or more of the combined voting power of the Company's outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of the Company or any successor entity, or (iii) during any two consecutive year period, the failure to elect a majority of the individuals constituting the Board of Directors of the Company prior to the commencement of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period. A "Potential Change in Control" is defined as: (i) the approval by the shareholders of the Company of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of the Company and the adoption by the Company's Directors of a resolution to the effect that a potential change in control of the Company has occurred.

The Company entered into an employment agreement with Robert M. Mosco in conjunction with the Company's February 3, 1996 business combination with Younkers, Inc. Under the terms of that Employment Agreement, Mr. Mosco had the right to terminate his employment with the Company in the 13th month after the business combination. In such event, he would have received a lump-sum severance payment in an amount equal to (i) salary through the date of termination and bonus for the then-current year, (ii) three times Mr. Mosco's highest annual salary in effect during the 12-month period prior to termination and three times Mr. Mosco's average bonus in respect of the three immediately preceding fiscal years, (iii) any unvested benefit under Younkers' defined benefit pension plan, and (iv) any unvested employer contributions under Younkers' defined contribution plan. In connection with Mr. Mosco entering into a new Employment Contract, Mr. Mosco waived his right to terminate employment and receive such compensation. In connection with that waiver, the Company paid Mr. Mosco $1,064,387 on February 3, 1997.

Stock Options

The following table contains information concerning the grant of stock options under the Company's incentive plans to the Named
Officers as of fiscal year end.


                             Option Grants in Last Fiscal Year
                                                                                 Potential
                                                                             Realizable Value
                                                                                at Assumed
                                                                               Annual Rates
                                                                              of Stock Price
                                                                              Appreciation for
                                     Individual Grants                   Option Term(3)
                       ---------------------------------------------  --------------------
                                                     Exercise
                                        % of Total    or Base
                             Options      Options     Price        Expir-
                             Granted   Employees in   ($/share)    ation
Name                         (#)(1)    Fiscal Year       (2)       Date      5%($)       10%($)
-------------               ---------  -------------  -------     ------     -------    -------
R. Brad Martin             400,000(4)      25.4       19.00       4/9/07   4,779,599  12,112,443
James A. Coggin                  -          -           -            -            -            -
Robert M. Mosco                  -          -           -            -            -            -
Douglas E. Coltharp              -          -           -            -            -            -
Brian J. Martin                  -          -           -            -            -            -

___________________________
(1) Under the terms of the 1994 Plan and the 1997 Plan, the Human Resources/Option Committee retains discretion, subject to Plan limits, to modify the terms of outstanding options and to reprice the options.

(2) All options were granted at the market closing price on the date of grant. No incentive stock options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(3) Potential gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of the Company and overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4) Options are exercisable in cumulative one-fifth installments commencing six months from the date of grant (with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the fourth anniversary of the date of grant.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Officers concerning the exercise of options during 1997 and unexercised options held at fiscal year end.

                    Aggregated Option Exercises in Last Fiscal Year End
                             and Fiscal Year-End Option Values

                                                                                     Value
                                                            Unexercised          of Unexercised
                                                             Options             In-the-Money
                                                           Held at Fiscal          Options at
                                                            Year End(#)         Year End ($)(1)
                           Shares                         --------------          -------------
                        Acquired on       Value             Exercisable/         Exercisable/
         Name           Exercise(3)     Realized($)        Unexercisable          Unexercisable
    --------------      -------------  --------------     ---------------        --------------
R. Brad Martin                  10,000         123,750       456,000/374,000     7,298,500/4,237,750
James A. Coggin                 80,000       1,144,838         56,000/24,000         948,500/404,000
Robert M. Mosco                      0               0        206,211/72,000     4,470,046/1,141,500
Douglas E. Coltharp                  0               0         28,000/42,000         276,500/414,750
Brian J. Martin                      0               0         40,000/30,000         679,750/510,250

(1) Represents the difference between the closing price of the Company's Common Stock on January 30, 1998 and the exercise price of the options.

Comparison of Five-Year Cumulative Total Return

The following graph and table compare cumulative total shareholder return among Proffitt's, Inc., the S&P Midcap 400 Index, the S&P Retail Stores - Department Index, the NASDAQ Stock Market - U.S. Index, and the NASDAQ Retail Index, assuming an initial investment of $100 and reinvestment of dividends.

                          Starting Basis
Description                  1/30/93      1/29/94     1/28/95   2/3/96      2/1/97   1/31/98
--------------               --------     -------     --------  -------     -------  ------
Proffitt's, Inc.             $100.00        $89.32     $98.88    $98.31     $162.92    $264.04
S&P Midcap 400               $100.00       $115.16    $109.64   $144.15     $175.72    $219.73
S&P Retail Stores-
 Department                  $100.00       $114.66    $101.64   $121.39     $130.41    $171.04
NASDAQ U.S.                  $100.00       $115.00    $109.71   $155.06     $203.27    $240.40
NASDAQ Retail                $100.00       $107.28     $94.58   $106.90     $131.46    $153.72

These comparisons are not intended to forecast or be indicative of possible future performance of the Company's stock.

Effective July 7, 1997, the Company's Common Stock began trading on the New York Stock Exchange under the symbol PFT. Until that time, the Company's Common Stock was traded on the NASDAQ National Market tier of The NASDAQ Stock Market under the symbol PRFT. Accordingly, it is no longer appropriate to compare the Company's performance only to the NASDAQ indices.

        Report of the Human Resources/Option Committee of the Board of Directors on Executive Compensation

Executive Compensation

The Human Resources/Option Committee of the Board of Directors (the "Committee") is composed of five independent Directors who are not employees of the Company: Mr. Cicala, Chairman of the Committee; Mr. Dunn; Mr. Erving; Ms. Sallee; and Mr. Tsai. The Committee determines the amount and form of compensation for executive officers of the Company. The Committee at least annually evaluates the Company's performance and executive officers' compensation compared with results of the Company. The Committee reviews the key performance standards of the executives of the corporation and measures individual and corporate achievement of these standards. The Committee also annually meets to evaluate the performance of the Chief Executive Officer ("CEO").

The compensation programs of the Company are designed to align compensation with business objectives and performance and to enable the corporation to attract, retain, and reward executives who contribute to the long-term success of the Company. The Committee believes that executive pay should be linked to level of responsibility and performance. Therefore, the Company provides an executive compensation program which includes base pay, annual bonuses, and long-term incentive opportunities. Individual executive performance is evaluated by reviewing organization and management development progress against the established objectives. Consistent with the compensation philosophy of the corporation, salaries for executives are established at levels for comparable positions in the department store and specialty retailing industry. Generally, executive cash bonus programs provide the opportunity for executives to earn from 20% to 50% of annual base compensation. Bonuses are earned as the result of the achievement of specific corporate and/or division objectives and individual objectives.

Long-term incentives are provided through awards of stock options, stock grants, and restricted stock awards (containing provisions for acceleration of vesting upon achievement of corporate performance criteria) to the Named Officers and other key employees pursuant to the Proffitt's, Inc. 1994 Long-Term Incentive Plan ("1994 Plan") and the 1997 Stock-Based Incentive Plan ("1997 Plan"). This component is intended to provide added incentive to secure, retain, and reward those responsible for the successful leadership of the Company. Stock options are granted at or above the prevailing market value and will only have value if the Company's stock price increases. Currently, options vest in five equal installments, and executives must be employed by the Company at the time of vesting in order to exercise the option grants. The Human Resources/Option Committee of the Board of Directors administers the plans.

CEO Compensation
R. Brad Martin has served as Chairman and CEO of the corporation since July 1989. While serving in this capacity, the Company's revenues have grown from $94.8 million for the year ended February 3, 1990 ("1989") to $3.5 billion for the year ended January 31, 1998 ("1997"). Net income (before non-routine charges) has increased from $.8 million in 1989 to $119.4 million in 1997. Shareholders' equity has grown from $20.2 million in 1989 to $1.1 billion in 1997. The price of the Company's Common Stock has increased from $3.00 at February 3, 1990 to $38.38 at March 16, 1998. Market capitalization of the Company has increased from $22.8 million at February 3, 1990 to over $3.4 billion at March 16, 1998.

The compensation program of the Chairman and CEO of the corporation through 1997 was set forth in an Employment Agreement dated May 9, 1997, approved by the Committee and the Board of Directors. The terms of this agreement provided for an annual base salary of not less than $625,000. Effective February 2, 1998, Mr. Martin entered into a new Employment Agreement ("Agreement") and his annual base salary was increased to $825,000. The CEO may earn an annual cash bonus of up to 75% of base salary based upon the achievement of specific annual objectives. For 1997, 50% of the potential bonus award was based on achievement of targeted earnings per share of the corporation; 50% of the potential bonus award was based upon the achievement by the CEO of certain objectives in his personal plan. These objectives included specified goals in such areas as corporate growth, human resources, acquisition assimilation, merchandising, management information systems, and shareholder relations. For 1997, Mr. Martin was awarded 97% of his total bonus potential. For 1997, Mr. Martin's cash compensation totaled $1,068,162 which was comprised of $613,474 in base salary and $454,688 in bonus.

Pursuant to the terms of the Agreement, the CEO is also eligible for an annual award of up to 40,000 shares of Company Common Stock, 20,000 of which is based upon the achievement of earnings per share growth rates and 20,000 of which is based upon the achievement of growth in the intrinsic value of the corporation. For 1997, Mr. Martin was awarded all 40,000 shares of Common Stock of the corporation pursuant to this provision, valued at $1,175,000 as of the January 31, 1998 grant date.

During 1996, the CEO was granted 50,000 additional restricted shares of Company Common Stock under a Restricted Stock Grant Agreement under the 1994 Plan. Restrictions lapse as a function of the Company achieving certain performance goals and time. Shares shall be earned ("Earned Shares") on the basis of achieving those goals for 1996, 1997, and 1998. Restrictions shall be removed from 25% of such Earned Shares at the time they are earned, and restrictions shall be removed from an additional 25% of such Earned Shares at the end of each of the following three years. As of January 31, 1998, 33,333 shares were earned, with 12,500 vested. The Earned Shares were valued at $979,157 on January 31, 1998.

In recognition of the extraordinary efforts of the CEO in completing the business combination with Carson Pirie Scott & Co. during 1997, the CEO was granted 25,000 restricted shares of Company Common Stock under the 1997 Plan. These shares were valued at $734,375 on the January 30, 1998 grant date. 25% of these shares vested on the date of grant, with 25% vesting on the following three anniversary dates.

In conjunction with the renewal and extension of Mr. Martin's Employment Agreement, he was granted the option to purchase 400,000 shares of Company Common Stock under the 1994 Plan and the 1997 Plan. These options were priced at $19.00, the market price of the Company's stock on the April 9, 1997 date of grant.

Effective January 31, 1998, under the 1997 Plan, the Company entered into another Restricted Stock Grant Agreement with the CEO. The CEO was granted 150,000 restricted shares of Company Common Stock under this agreement. Restrictions lapse as a function of the Company achieving certain performance goals and time. Shares shall be earned on the basis of achieving those goals for 1998, 1999, and 2000. Restrictions shall be removed from 25% of such Earned Shares at the time they are earned, and restrictions shall be removed from an additional 25% of such Earned Shares at the end of each of the following three years. As of January 31, 1998, no shares were earned under this agreement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the "Code") limits the tax deductibility of compensation in excess of $1 million paid to the Named Officers, unless the payments are made under a performance-based plan as defined in Section 162(m). The Committee believes the payments in 1997 under the 1994 Plan (as previously approved by the shareholders of the Company) meet the requirements of deductibility as specified under the applicable provisions of the Code. While some portion of other compensation may not qualify as wholly-deductible in certain years, any such amount is not expected to be material to the Company. Awards under the Restricted Stock Grant Agreements will not qualify as performance-based compensation under Section 162(m); however, these agreements qualify for favorable accounting treatment, thus reducing the program's expense. It is the Committee's intention to continue to utilize performance-based compensation in order to obtain maximum deductibility of executive compensation, while providing a compensation program that will attract, retain, and reward the executive talent necessary to maximize shareholder return. The Committee and the Board of Directors have adopted and are recommending for shareholder approval a Senior Executive Bonus Plan that will comply with Section 162(m) of the Code.

                                   Human Resources/Option Committee

                                   Edmond D. Cicala, Chairman
                                   Donald F. Dunn
                                   Julius W. Erving
                                   Marguerite W. Sallee
                                   Gerald Tsai, Jr.

                                   March 16, 1998



                 Approval of the Proffitt's, Inc.
                 1998 Senior Executive Bonus Plan
                         (Proposal No. 2)

1.   Introduction

On March 25, 1998, the Board unanimously adopted the 1998 Senior Executive Bonus Plan ("1998 Bonus Plan") and unanimously recommended that it be submitted to the shareholders for approval. The purpose of the 1998 Bonus Plan is to provide a select group of executive officers with an annual incentive opportunity, based on achievement of pre-established, objective performance goals, to earn additional compensation so as to attract and retain such executive officers and to motivate them to enhance the value of the Company's business. The 1998 Bonus Plan is intended to provide an annual incentive compensation opportunity that is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code (the "Code"). The Plan will govern annual cash bonus arrangements and certain annual performance-based stock grants between the Company and its executive officers.

The Board believes that a significant portion of the compensation of the Company's executive officers should be tied to achieving specific objective performance measures that enhance shareholder value. This belief flows from the Company's stated Mission "to create value for its shareholders through the exceptional operation of retail enterprises." The 1998 Bonus Plan is intended to set the rules for such incentive compensation and to preserve, to a large extent, the Company's federal income tax deduction for such compensation.

The provisions of the 1998 Bonus Plan are generally described below. This description is qualified in its entirety by reference to the provisions of the plan, a copy of which is attached to this Proxy Statement as Exhibit A.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR"
APPROVAL OF THE 1998 BONUS PLAN.

2.   Eligibility to Participate

The participants in the 1998 Bonus Plan will be those executive officers of the Company who are selected for participation by the committee administering the plan. See "Administration" below. Selection of the participants in the plan will be made by the Human Resources/Option Committee of the Board of Directors (the "Committee") generally within the first 90 days of each fiscal year of the Company. There currently are seven executive officers of the Company from among whom participants may be selected. An executive officer will automatically cease to be a participant in the 1998 Bonus Plan upon the earliest of the officer's: (i) death, (ii) permanent and total disability, or (iii) termination of employment.

3.   Bonus Amounts and Performance Goals

Prior to the 90th day of each fiscal year of the Company, the Committee will establish for each participant (a) bonus potential amounts expressed as a percentage of the participant's annual base salary or a number of shares of common stock and (b) one or more Performance Goals. The Committee is to establish Performance Goals expressed in terms of the achievement of any of one or more of the following business criteria: revenue; net or gross sales; comparable store sales; gross margin; operating profit; earnings before all or any of interest, taxes, depreciation and/or amortization; cash flow; working capital; return on equity, assets, capital or investment; market share; earnings or book value per share; earnings from continuing operations; net worth; turnover in inventory; expense control within budgets; appreciation in the price of the Company's common stock; total shareholder return (stock price appreciation plus dividends); new unit growth; and implementation of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Performance Goals may include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentage of the target award will be paid. Each of the foregoing Performance Goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee. The Performance Goals established by the Committee may be different with respect to different Annual Performance Periods and different goals may be applicable to different Participants. The Committee is authorized to make adjustments to the Performance Goals that will result in a reduction in bonus amounts or that will make the Participant whole in accordance with the original Performance Goal in the event the Company experiences an extraordinary and nonrecurring event affecting the Company or its financial statements.

4.   Bonus Awards

     (a) Each Participant shall be eligible to receive the bonus amount (a "Bonus Award") determined by the Committee, payable in cash or stock, if and to the extent, with respect to such bonus amount, the Performance Goal or the Performance Goals established for the Participant for the Annual Performance Period are achieved in accordance with the objective criteria set forth in the specific Performance Goal. If the Performance Goal does not have an otherwise established objective method for calculating the amount of the Bonus Award, the payment shall be determined as follows:

          (i) below the established minimum level of performance, no Bonus Award will be paid;

          (ii) equal to or greater than the maximum level of performance, the maximum Bonus Award will be paid;

          (iii) between the minimum and maximum levels of performance, the Bonus Award will be prorated.

     (b) The Maximum Bonus Award payable to a Participant in cash is the amount equal to 100% of the Participant's annual base salary or shares of common stock in the following amounts (subject to adjustment in the case of stock splits): 50,000 shares of common stock if the Participant is the Company's Chief Executive Officer and (ii) 25,000 shares of common stock if the Participant is any other executive officer.

5.   Payment of Bonus Awards

Payment of any Bonus Award under the 1998 Bonus Plan may only be made if the participant is employed by the Company on the date the Committee administering the plan certifies that the participant met the applicable performance goal(s) for the fiscal year and that all other material terms of the bonus were satisfied. The participant may defer receipt of all or part of the bonus for such period in accordance with plans and policies of the Company or any employment agreement between the participant and the Company.

6.   New Plan Benefits

The Plan is intended to replace most current annual bonus arrangements between the Company and its Executive Officers. The Maximum Dollar Value column below reflects the dollar value of cash Bonus Awards that would have been paid to the groups and individuals indicated had the Bonus Plan been in place for 1997, and had the groups and individuals received the maximum cash payout. Under the Bonus Plan, if the minimum performance level is not attained, no participant will receive a payout at the end of the Annual Performance Period. The maximum number of shares any individual would have received under the Plan would have been 50,000 shares. The dollar value of 50,000 shares would have been $1,468,750 based on the January 31, 1998 stock price of $29.375.


                                                          Maximum
Name and Position                                       Dollar Value
----------------------                                 ------------
R. Brad Martin                                                 $625,000
Chairman of the Board and Chief Executive Officer

James A. Coggin                                                $517,000
President and Chief Operating Officer

Robert M. Mosco                                                $500,000
President and Chief Executive Officer of Proffitt's
Merchandising Group

Douglas E. Coltharp                                            $275,000
Executive Vice President and Chief Financial Officer

Brian J. Martin                                                $250,000
Executive Vice President of Law and General Counsel

Current Executive Officer                                    $2,351,000
Group (7 persons)

7.   Administration

The 1998 Bonus Plan will be administered by the Human Resources/Option Committee, or a subcommittee thereof, consisting solely of two or more members of the Board, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. The Committee is authorized to take all actions necessary or desirable to effect the purposes of the plan.

8.   Amendment or Termination

The 1998 Bonus Plan may be amended or terminated by the Committee administering the plan with the approval of the Board, subject to any shareholder approval required by law; provided, that the Committee may not amend the plan to change the material terms of a Performance Goal without the approval of shareholders.

9.   Effective Date

Subject to shareholder approval, the 1998 Bonus Plan will be effective as of February 1, 1998.


      Ratification of Appointment of Independent Accountants
                         (Proposal No. 3)

Subject to ratification by the shareholders, the Board of Directors has reappointed Coopers & Lybrand as independent accountants to audit the financial statements of the Company for the fiscal year ending January 30, 1999. Coopers & Lybrand has examined the financial statements of the Company since 1991.

Representatives of Coopers & Lybrand will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee and the Board of Directors recommend the shareholders vote "FOR" such ratification.


       Section 16(a) of the Securities Exchange Act of 1934
            Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of stock of the Company.

To the Company's knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended January 31, 1998, all
Section 16(a) filing requirements applicable to its officers, Directors, and 10% or greater beneficial owners were satisfied.

                          Other Matters

The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

         Shareholders' Proposals for 1999 Annual Meeting

Proposals for shareholder action which eligible shareholders wish to have included in the Company's proxy mailed to shareholders in connection with the Company's 1999 Annual Meeting must be received by the Company at its corporate headquarters on or before January 4, 1999.

                     Listing of Shareholders

A complete list of the shareholders entitled to vote at the Annual Meeting of the Shareholders, to be held on June 10, 1998, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

                          Annual Report

The Company's annual report for the year ended January 31, 1998 is being mailed with this proxy statement but is not to be considered as a part hereof.

A copy of the Company's annual report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder whose proxy is solicited upon written request to:

Senior Vice President of Investor Relations
Proffitt's, Inc.
P.O. Box 9388
Alcoa, Tennessee 37701-9388


                              By order of the Board of Directors,

                              /s/Julia Bentley

                              Julia Bentley
                              Secretary
                              Birmingham, Alabama
                              April 30, 1998

                            Exhibit A

                         Proffitt's, Inc.
                 1998 Senior Executive Bonus Plan

1.   Purpose

The purpose of the 1998 Senior Executive Bonus Plan (the "Plan") is to provide a select group of executive officers with an annual incentive opportunity, based on the achievement of pre-established, objective performance goals described in Section 4 ("Performance Goals"), to earn additional compensation so as to attract and retain such executive officers and to motivate them to enhance the value of the business of Proffitt's, Inc. (the "Company"). The Plan is intended to provide an annual incentive compensation opportunity which is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and is to be construed to the extent possible as providing for remuneration which is "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and regulations thereunder. The Plan will govern annual cash bonus arrangements and certain annual performance-based stock grants between the Company and its executive officers. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

2.   Eligibility to Participate

     (a) The participants in the Plan ("Participants") for any annual performance period (an "Annual Performance Period") shall be those executive officers of the Company who are selected by the Committee (as defined in Section
          8) to participate in the Plan for such Annual Performance Period. Such selection shall be made by the Committee within 90 days following the commencement of each Annual Performance Period (or within such earlier period as shall be required under Section 162(m)). No executive officer shall have any right to participate in the Plan for any Annual Performance Period unless selected to participate in the Plan by the Committee.

     (b) An executive officer shall automatically cease to be a Participant, without notice to or consent of such executive officer, upon the earliest to occur of the following events: (i) the Participant's death; (ii) the Participant's permanent and total disability; and (iii) the Participant's termination of employment with the Company.

3.   Annual Performance Period

Each Annual Performance Period shall be a fiscal year of the Company, commencing with the fiscal year beginning February 1, 1998.

4.   Bonus Amounts and Performance Goals

Prior to the 90th day following the start of each Annual Performance Period (or within such earlier period as shall be required under Section 162(m)) and while the outcome of the Performance Goals is substantially uncertain, the Committee will establish, in writing, for each Participant (i) bonus potential amounts, expressed as a percentage of annual rate of base salary or a number of shares of Company common stock, payable in accordance with the Plan and (ii) one or more Performance Goals with respect to such bonus potential amounts. Each Performance Goal will consist of, and achievement of each Performance Goal will be measured against, one or more of the following business criteria: revenue; net or gross sales; comparable store sales; gross margin; operating profit; earnings before all or any of interest, taxes, depreciation and/or amortization or a percentage thereof to revenue; cash flow; working capital; return on equity, assets, capital or investment; market share; earnings or book value per share; earnings from continuing operations; net worth; turnover in inventory; expense control within budgets; appreciation in the price of the Company's common stock; total shareholder return (stock price appreciation plus any dividends); new unit growth; and implementation of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Performance Goals may include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. Each of the foregoing Performance Goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee. The Performance Goals established by the Committee may be different with respect to different Annual Performance Periods and different goals may be applicable to different Participants. The Committee is authorized to make adjustments to the Performance Goals that will result in a reduction in bonus amounts or that will make the Participant whole in accordance with the original Performance Goal in the event the Company experiences an extraordinary and nonrecurring event affecting the Company or its financial statements.

5.   Bonus Awards

     (a) Each Participant shall be eligible to receive the bonus amount (a "Bonus Award") determined by the Committee in accordance with Section 4, payable in cash or stock pursuant to Section 6, if and to the extent, with respect to such bonus amount, the Performance Goal or the Performance Goals established for the Participant for the Annual Performance Period are achieved in accordance with the objective criteria set forth in the specific Performance Goal. If the Performance Goal does not have an otherwise established objective method for calculating the amount of the Bonus Award, the payment shall be determined as follows:

          (i) below the established minimum level of performance, no Bonus Award will be paid;

          (ii) equal to or greater than the maximum level of performance, the maximum Bonus Award will be paid;

          (iii) between the minimum and maximum levels of performance, the Bonus Award will be prorated.

     (b) The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Bonus Award of any Participant. In determining whether a Bonus Award will be reduced or eliminated, the Committee may consider any extraordinary changes that may also have occurred during the Annual Performance Period, including without limitation changes in accounting practices or the law, and may consider such business performance criteria that it deems appropriate, including without limitation the Company's net income, cash flow, earnings per share and other relevant operating and strategic business results.

     (c) The maximum Bonus Award payable to a Participant in cash is the amount equal to 100% of the Participant's annual base salary or shares of common stock in the following amounts (subject to adjustment in the case of stock splits): 50,000 shares of common stock if the Participant is the Company's Chief Executive Officer and
          (ii) 25,000 shares of common stock if the Participant is any other executive officer.

6.   Payment of Bonus Awards

Subject to any shareholder approval required by law, payment of any Bonus Award for an Annual Performance Period in accordance with the Plan shall be made in cash or stock to a Participant who is employed by the Company after the Committee shall have certified that the Performance Goal or Performance Goals for the Annual Performance Period were achieved and any other material terms of the Bonus Award were satisfied. The Company may defer, for such period of time as the Participant may request at the time of such deferral, in accordance with the plans and policies of the Company, the payment of all or any portion of any Bonus Award which may become payable to the Participant, with respect to the Annual Performance Period. If a Participant has the right to defer payment of all or any portion of the Participant's compensation from the Company in accordance with an employment or similar agreement, then the right to defer any Bonus Award and the terms of such deferral will be governed by that agreement.

7.   Deferral of Bonus Awards

     (a) The Committee may, subject to such limits as the Committee may specify, permit a Participant to defer all or part of the Bonus Award payable to him or her with respect to any Annual Performance Period by executing and delivering to the Company a deferral election form provided by the Committee no later than the date specified in the notification to the Participant of his or her participation for the Annual Performance Period.

     (b) The deferred Bonus Award will be credited to a special book account maintained for each Participant and will be accounted for as a number of shares or cash that will accrue earnings based on a reasonable rate of interest or on the rate of return of one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein) such that the amount payable by the Company at the end of the deferral period will be based on the actual rate of return of the specific investment (including any decrease as well as any increase in the value of the investment). Distribution of the deferred Bonus Award plus accrued earnings will be made at such time or times and in such manner as the Participant shall specify at the time he or she files the deferral election forms, subject, however, to such restrictions and limitations as the Committee may from time to time impose.

     (c) The obligation to pay a deferred Bonus Award plus earnings shall at all times be an unfunded and unsecured obligation of the Company. The Participant and his or her beneficiary(ies) shall look exclusively to the general assets of the Company, as general creditors of the Company. The Plan is intended to be unfunded for purposes of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986. The Participant shall have no right to assign, pledge or encumber his or her interest in the amount credited to the deferred bonus account. The Participant may, however, designate one or more beneficiaries to receive the account balance in the event of his or her death.

8.   Administration

     (a) The Human Resources/Option Committee of the Board of Directors of the Company (the "Committee"), or a subcommittee thereof, consisting solely of two or more members of the Board, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code shall administer the Plan and be authorized to take all actions necessary or desirable to effect the purposes of the Plan, in its sole discretion, including but not limited to:

          (i) providing rules for the management, operation, and administration of the Plan and all pre-existing bonus arrangements incorporated into the Plan;

          (ii) interpreting the Plan in its sole discretion to the fullest extent permitted by law; and

          (iii)     correcting any defect or omission or
                    reconciling any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion.

     (b) The decisions of the Committee shall be final and conclusive for all purposes of the Plan and upon all persons and will not be subject to any appeal or review.

9.   Amendment and Termination

     (a) The Company hereby reserves the right, exercisable by the Committee, to amend the Plan at any time and in any respect or to discontinue and terminate the Plan in whole or in part at any time, subject to Section 8(b). Amendment or termination may be effective with respect to any amount which has not yet been paid out, except that amounts which have been credited to a deferred bonus account shall be paid out in accordance with the applicable deferral election or, if the Committee so determines, upon termination of the Plan, distributed to such Participant as soon as practicable after termination of the Plan. In no event shall any award be increased, other than pursuant to Section 4, after the last day that a Bonus Award must be specified for qualification as performance-based compensation under Section 162(m).

     (b) In no event shall any Bonus Award be made under the Plan for any Annual Performance Period after the Annual Performance Period beginning in 2002. The Plan, awards under the Plan, and any amendment to the Plan which would change the class of executives who are eligible to receive awards under the Plan or the permissible amount of such awards shall be subject to approval of the Company's shareholders in such manner and with such frequency as shall be required under Section 162(m).

10. Miscellaneous

     (a) Neither the establishment of the Plan nor participation herein shall be construed as conferring any legal rights upon any Participant or other person for continuation of employment, and the Company reserves its right to discharge any executive officer without regard to the effect such discharge might have upon such executive officer as a Participant in the Plan. However, nothing contained herein shall affect any contractual right of a Participant pursuant to a written employment agreement.

     (b) The Company shall withhold from any amounts payable under the Plan all federal, state, local and other taxes as may be required to be withheld by applicable law.

     (c) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. In the event that the Committee shall find that any Participant has attempted to violate such provision or has become bankrupt, such benefit may, in the sole discretion of the Committee, be forfeited.

     (d) The Plan shall be interpreted and construed in accordance with the laws of the State of Tennessee, without regard to principles of conflicts of laws.

     (e) If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

     (f) The Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be construed in a manner so to comply.

11. Effective Date

The Plan shall be submitted to the shareholders of the Company for approval and, if approved by the shareholders, shall be effective as of February 1, 1998.




                         Proffitt's, Inc.
                      750 Lakeshore Parkway
                    Birmingham, Alabama 35211

     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 10, 1998
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     R. Brad Martin and Julia A. Bentley, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock held of record by the undersigned on April 20, 1998 at the Annual Meeting of Shareholders of Proffitt's, Inc. to be held on June 10, 1998, at 8:30 a.m., local time, or any adjournment thereof, with all powers which the undersigned would possess if personally present, in the following manner:

     1.   ELECTION OF DIRECTORS.
          FOR all nominees listed below
          (Except as marked to the contrary below)

          WITHHOLD AUTHORITY
          to vote for all nominees listed below

          (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

          CLASS I (term expiring in 2001): Bernard E. Bernstein,
          Stanton J. Bluestone, Julius W. Erving, Donald E. Hess

          CLASS II (term expiring in 1999): John W. Burden, III

     2.   PROPOSAL TO APPROVE THE PROFFITT'S, INC. 1998 SENIOR
          EXECUTIVE BONUS PLAN.
          ___FOR      ____AGAINST    ___ABSTAIN

     3.   PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND
          as the independent accountants of the Company.
          ___FOR      ____AGAINST    ___ABSTAIN

     4. In their discretion, the Proxies are authorized to vote upon such other business (none at the time of solicitation of this Proxy) as may properly come before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE
LISTED PROPOSITIONS. THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE VOTED FOR THE
PROPOSALS AND THE PROXIES MAY VOTE IN THEIR DISCRETION UP0N SUCH
OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR
ADJOURNMENT THEREOF.

     The undersigned acknowledges receipt of Notice of said Annual Meeting and hereby revokes all proxies heretofore given by the undersigned for said Annual Meeting.

     THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO VOTING THEREOF.

                    Dated:__________________________, 1998

                    ______________________________________
                    Signature of Shareholder
                    (Signature of Shareholder (if held jointly))
                    PLEASE DATE THIS PROXY AND SIGN YOUR NAME OR
                    NAMES EXACTLY AS SHOWN HEREON. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE SIGN YOUR FULL TITLE AS SUCH. IF THERE ARE MORE THAN ONE TRUSTEE, OR JOINT OWNERS, ALL MUST SIGN. PLEASE RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.